Exhibit 99.1

Q&A- Wall Street Journal reporter Rolfe Winkler to 3D Systems Corporation (August 29, 2013):

WSJ:
Your CEO has been quoted saying 3d printing will be as big as the steam engine, the internet or the computer. But even bullish analysts acknowledge that 3D printing isn’t ready for manufacturing applications beyond prototyping. Also, I called Staples stores and no associates can remember any consumers picking up one of your printers. At $1,300 plus the cost of materials, it’s hard to see this catching on.

3D Systems:
We respect that analysts do their own research and publish their opinions, but we listen and take serious action based on lead users’ and customers’ plans and investments. We believe that when companies like GE decide that now is the time to make 3D printing a strategic, advanced manufacturing initiative and are investing correspondingly, others are sure to follow, and when leading medical device companies like Conformis base their manufacturing and treatment plans on 3D printing it directionally illuminates the possibilities, and when Staples announces within weeks of beginning in-store sales that it decided to expand in-store availability from a couple of dozen stores to a couple of hundred stores, we should measure the progress by their actions. Please note that nearly half of our shipped professional and production printers over the past three years were sold into direct and indirect manufacturing applications. We believe 3D printing is poised to help localize manufacturing, to further advance patient specific medical treatments and change the way we create, make, manufacture, learn and entertain.

WSJ:
Why is your CEO selling stock when he repeatedly offers incredibly optimistic forecasts for the technology? In May he sold about 21% of his holdings according to a financial filing. Is that figure accurate?

3D Systems:
For nearly a decade our CEO accumulated 3D Systems stock, including purchases and periodic stock grants. The sale of 21% of his holdings earlier this year primarily provided diversification of highly concentrated holdings and settled accumulated tax expenses on vested stock that he incurred over the decade. Currently, our CEO holds approximately 1.5 million shares, or 1.5% of the outstanding shares, and has no plan to sell additional shares except for periodic settlement of tax liabilities on vested stock grants.

WSJ:	Can you explain why your receivables balance keeps going up? You say that it was because of “linearity” last quarter, but DSOs have actually increased before that.

3D Systems:
The linearity comment isn’t ours. What we said previously is that, as part of our growth strategy, a higher portion of our revenue mix has shifted to resellers and retail and online channels and revenue from Quickparts sales has increased.  Accordingly, a larger portion of our sales are now transacted on standard credit terms. The impact of this ongoing, deliberate shift in our business model was further exacerbated this past quarter by the combined effect of the timing and concentration of orders during the third month of the quarter as a result of increasing demand driven by meaningful contributions from new products and the impact of the RPDG acquisition during the quarter that together drove DSO higher to 84 days for the June 2013 quarter from 72 days at December 31 2012. Over the next periods, we expect global DSO to normalize around 75 days towards the end of 2013.

WSJ:
You’ve increased the number of resellers significantly via acquisitions. Your financial disclosures say that you recognize revenue on “sell-in” as opposed to “sell-through” which means that sending units to resellers would boost reported sales even if product hasn’t been purchased by end consumers. Can you explain this impact on your financials? Has it played a role in your rising receivables balance?

3D Systems:
The simple answer is no it hasn’t, first and foremost because not all of them are fully cross-trained on all of our products. The reality is that we have continued to add resellers to our channel, both from acquisitions and overall expansion.  As a general rule, we enter into agreements with resellers that allow them to purchase our products at a discount. We recognize revenue on sales to resellers when we have completed our obligations related to the sale.  We believe our processes result in cultivating resellers who have the financial wherewithal to conduct transactions with us that are at arm’s length. We do not operate based on a “sell through” model, and our resellers generally do not purchase printers for their inventory. We do not believe our resellers purchase printers that they do not intend or expect to resell.  In fact, it is common practice for us to drop ship the goods directly to the end customer on the reseller’s behalf. We believe that the sales growth and the higher sequential backlog expansion evidence the fact that a majority of our shipped units go to satisfy increased end-user demand. In terms of channel contribution in the recent quarter from the additions of new significant channel partners during the quarter, we said on our most recent earnings call that they have not yet had a significant impact to revenue or to receivables. We expect that SYNNEX, Staples and others added during the first half of 2013 will begin to contribute meaningfully to revenue in the second half of this year. We further explained that the revenue impact from adding resellers and the resellers purchasing demo units for showroom floors has not had a material impact on our financials. As noted above, our receivables balance has been primarily impacted by our shifting business model to selling an increased portion of sales on credit terms, and in the second quarter was further impacted by the timing of sales in the quarter and the acquisition of RPDG receivables.

WSJ:
Growth in the sales of materials has lagged growth in the sales of printers for at least the past 6 quarters. That suggests that while reported sales of printers are going up, there aren’t any sales of materials to match. Is this because units are being placed at resellers, which drives reported sales, but these aren’t being used by end consumers who would purchase materials?

3D Systems:
Your suggestion that reseller inventory is driving our lag in material sales is off the mark for all the reasons explained above addressing your channel question. Additionally, on our last quarterly earnings call, we acknowledged that there is a lag in the materials revenue growth rate relative to the recent surge in printers’ sales, but we are not concerned. We expect to see the impact of our multi-quarter printer units surge translate to corresponding materials revenue growth during the second half of this year.  Because of the shifting mix between legacy open systems and newer integrated systems, we have had ongoing leakage from the legacy systems that suppresses total growth. Consequently, we believe that it is more relevant to look at our integrated materials growth rate. Our integrated materials averaged 26% growth in the first half of this year and we expect that growth rate to pick up in future periods.  We also explained that over the past several quarters, we shipped a significant number of professional and production printers to manufacturing companies that have not yet fully commissioned their production lines into service. Once these printers are in service, we expect a corresponding increase in materials demand and revenue growth.

WSJ:	Organic sales growth looks hard to measure according to analysts I speak with as you include new products sold by newly acquired companies as “organic.” Can you explain this policy?

3D Systems:
As we have said previously, we count newly acquired business revenue, from the date of acquisition until its 12-month anniversary as acquired revenue. From its 12-month anniversary forward, we add the actual total first year revenue to our total base and count only the incremental revenue growth going forward on our total base as organic growth.  In cases where a new product was released during the first 12-month period, that specific product revenue is counted as organic revenue.  From the second half of 2009 to-date, only three new products met this criteria and were counted as organic revenue. In aggregate, the revenue from these products has not been material to our results, and we have not changed our organic growth methodology since we began making acquisitions in 2009.

WSJ:	Many wall street analysts who have “buy” ratings on your stock have received fees for doing investment banking work for you. Can their ratings be trusted?

3D Systems:	As a matter of course, we don’t comment or opine on the quality of analysts’ coverage or ratings of our company.

WS J:	How many acquisitions have you completed since 2009?

3D Systems:
We have completed 37 acquisitions since 2009. Information on each of those acquisitions is included in our SEC filings and each acquisition relates to one of our five strategic growth initiatives. Importantly, about a dozen of our acquisitions to date were R&D centric, that is to say that  the ongoing development expenses are on our P&L since the relevant acquisition date, but we have not yet benefitted from any meaningful revenue generation from these acquisitions.